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                                                                     Exhibit 5.1


                                                                    June 1, 2001

FLAG Telecom Holdings Limited
Cedar House
41 Cedar Avenue
Hamilton HM 12
Bermuda

Dear Sirs,

FLAG TELECOM HOLDINGS LTD ("THE COMPANY")

We have acted as legal counsel in Bermuda to the Company and this opinion as to Bermuda law is addressed to you in connection with the filing by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (The "Securities Act"), a Registration Statement and related documents in relation to the additional 2,500,000 shares of Common Stock of the Company on Form S-8 (the "Common Stock") which may be issued in accordance with the FLAG Telecom Holdings Limited Long-Term Incentive Plan (the "Long-term Incentive Plan").

For the purposes of this opinion we have examined and relied upon the documents listed (and in some cases defined in the Schedule to this opinion (the "Documents"). Unless otherwise defined herein, capitalised terms have the meanings assigned to them in the Long-Term Incentive Plan.

ASSUMPTIONS

In stating our opinion we have assumed:-

(a) the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

(b)   the genuineness of all signatures on the Documents;

(c)   the authority, capacity and power of natural persons signing the
      Documents;
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(d)   that any factual statements made in any of the Documents are true, accurate and complete;

(e) that the Long-Term Incentive Plan constitutes the legal, valid and binding obligations of each of the parties thereto, other than the Company, under the laws of its jurisdiction of incorporation or its jurisdiction of formation;

(f) that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Long-Term Incentive Plan is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

(g) that the Resolutions are in full force and effect and have not been rescinded, either in whole or in part;

(h) that each Director of the Company, when the Board of Directors of the Company passed the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

(i) that the Company has entered into its obligations under the Long-Term Incentive Plan in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the Long-Term Incentive Plan would benefit the Company;

(j) that when any Common Stock are issued, the issue price will not be less than the par value of the Common Stock and the Company will have sufficient authorised capital to effect the issue.


OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that when duly issued and paid for pursuant to and in accordance with the terms of the Long-Term Incentive Plan, the Resolutions, and as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid, non-assessable shares of the Company.
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RESERVATIONS

We have the following reservations:-

(a) We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

(b) Any reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between such Company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.

DISCLOSURE

This opinion is addressed to you in connection with the Registration Statement and is not to be made available to, or relied on by any other person or entity, or for any other purpose, without our prior written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company.

This opinion is addressed to you solely for your benefit and is neither to be transmitted to any other person, nor relied upon by any other person or for any other purpose nor quoted or referred to in any public document nor filed with any governmental agency or person, without our prior written consent, except as may be required by law or regulatory authority. Further, this opinion speaks as of its date and is strictly limited to the matters stated herein and we assume no obligation to review or update this opinion if applicable laws or the existing facts or circumstances should change.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

/s/ APPLEBY SPURLING & KEMPE

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                                    SCHEDULE

1. A copy of the Registration Statement on Form S8 filed on 1st June 2001 with respect to the Common Shares excluding Exhibits and the documents incorporated by reference.

2.    A faxed copy of The Long-Term Incentive Plan.

3. A Certified copy of the Minutes of the Meeting of the Board of Directors of the Company held on the 13th January, 2000 at which the Company's Long-Term Incentive Plan was adopted and the written resolutions of the Board of Directors of the Company adopted on 26th February, 2001, resolving that the number of ordinary shares of the Company that may be delivered pursuant to the exercise or settlement of awards under the Company's Long-Term Incentive Plan be increased from 6,763,791 to 9,263,791 ordinary shares of the Company and that Section 4(a) of the Company's Long-Term Incentive Plan be amended to reflect the foregoing (the "Resolutions").

4. The Certificate of Incorporation, Memorandum of Association and Bye-laws for the Company (collectively referred to as the "Constitutional Documents").